ADDENDUM

BASIC SUBLEASE INFORMATION

THIS SHEET IS AN “ADDENDUM” TO THE SUBLEASE AGREEMENT BETWEEN CPLEX, LLC AND SUNSET CONNECT OAKLAND, LLC DATED MAY 1, 2018 FOR THE SUBLEASED PREMISES KNOWN AS 685 85TH AVENUE, SUITE V, OAKLAND, CALIFORNIA 94621.

Sublandlord:	CPlex, LLC, a California limited liability company

Subtenant:	Sunset Connect Oakland, LLC, a California limited liability company

Sublease Reference

Address of Subleased Premises:	685 85th Avenue, Suite V Oakland, CA 94621, as shown on Exhibit B	Paragraph 2

Area of Subleased Premises:	Approximately 25,000 useable square feet identified as Suite V and designated as such on the floor diagram attached hereto as Exhibit B.	Paragraph 2

Term:	5 years from the Commencement Date, unless the term expires earlier according to the terms in the Expiration Date set forth below. Tenant shall have the option to renew for an additional 2 years and 11 months, with the additional period terminating on March 30, 2026.	Paragraph 5

Commencement Date:	May 1, 2018.	Paragraph 5

Expiration Date:	Five years from the commencement date.	Paragraph 5

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Monthly Rent Schedule:	Date Range:	Monthly Rent	Paragraph 7
	5/1/18 – 4/30/19:	$56,250.00 NNN
	5/1/19 – 4/30/20:	$58,500.00 NNN
	5/1/20 – 4/30/21:	$60,840.00 NNN
	5/1/21 –4/30/22:	$63,273.60 NNN
	5/1/22 – 4/30/23:	$65,804.54 NNN

Subtenant’s Percentage Share:	31.25% of the total usable square footage in the Premises (25,000 ÷ 80,000 usf = 31.25%)	Paragraph 8(a)

Agreed Use:	For the operation of a cannabis cultivation and manufacturing facility, including all activities related to California cannabis license types 1 through 6. Subtenant will comply with applicable state and local law and may operate under temporary permits and licenses. No other use is permitted.	Paragraph 9

Security Deposit:	$112,500.00.	Paragraph 10

Advance Rent:	Subtenant shall pay the first three months’ rent in advance, in the amount of $168,750.00.	Paragraph 10

Sublandlord’s Address for Notices:	CPlex, LLC Attention: Scott Bonagofsky 691 85th Avenue, Oakland, CA 94621	Paragraph 18

Subtenant’s Address for Notices	Michael Dillingham Sunset Connect Oakland, LLC 570 Bryant Street San Francisco, CA 94107	Paragraph 18

Exhibit(s):	Exhibit A	Master Lease	Paragraph 27

	Exhibit B	Diagram of Subleased Premises

References to provisions of the Sublease identified above in the margin are those provisions where references to particular Basic Sublease Information appear, and each such reference shall incorporate the applicable Basic Sublease Information. In the event of any conflict between any Basic Sublease Information and the Sublease, the latter shall control.

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IN WITNESS WHEREOF, this Basic Sublease Information is executed as of the date of the Sublease set forth above.

SUBLANDLORD:	SUBTENANT:

CPLEX, LLC, a California limited liability company	SUNSET CONNECT OAKLAND, LLC, a California limited liability company

By:		By:
Scott Bonagofsky
	Chief Executive Officer and Manager of CPLEX, LLC	Name:	Tom Gingerich

		Title:	Chief Financial Officer
Sunset Connect Oakland, LLC
Co-Manager of Subtenant

CONSENT TO SUBLEASE

I hereby consent to this sublease.

Kenneth W. Morris
Trustee under Revocable Trust Agreement dated April 10, 1986
Master Lessor

Scott Bonagofsky, Master Lessee

Robert Larabee, Master Lessee

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SUBLEASE

THIS SUBLEASE (this “Sublease”) is entered into as of the date of the Sublease specified in the Basic Sublease Information, by and between CPLEX, LLC, a California limited liability company (“CPLEX” or “Sublandlord”), SUNSET CONNECT OAKLAND, LLC, a California limited liability company (“Subtenant”).

RECITALS

A. Pursuant to that certain AIR Commercial Real Estate Association Standard Industrial/Commercial Multi-Tenant Lease-Net, dated March 28, 2016, amended and restated as of August 9, 2016 (the “Master Lease”), by and between Kenneth W. Morris, Trustee under Revocable Trust Agreement dated April 10, 1986, as Lessor (the “Master Lessor”), and CPLEX, as Lessee, Master Lessor leased to CPLEX and CPLEX leased from Master Lessor certain premises consisting of approximately 106,500 rentable square feet of the ground floor of a commercial warehouse building, of which 80,000 is usable square feet, located at the record address of 685 85th Avenue, Oakland, California (the “Premises”), which Premises are more particularly described in the Master Lease, a redacted copy of which is attached hereto as Exhibit A, and the terms of which are incorporated herein.

B. CPLEX desires to sublease approximately 25,000 usable square feet of the Premises identified as Suite V and designated as such on the floor diagram of the Premises attached hereto as Exhibit B (the “Subleased Premises”) to Subtenant, Subtenant desires to sublease the Subleased Premises from CPLEX.

NOW THEREFORE, the parties agree as follows:

1. RECITALS; CAPITALIZED TERMS. The recitals set forth above are integral parts of this Sublease and shall be deemed to be a part hereof. Unless otherwise expressly provided herein, capitalized terms which are used in this Sublease shall have the same meanings given to them in the Master Lease.

2. SUBLEASED PREMISES. CPLEX shall sublease to Subtenant and Subtenant shall sublease from CPLEX the Subleased Premises.

3. CONDITION OF SUBLEASED PREMISES. Subtenant acknowledges that it has inspected the Subleased Premises and is thoroughly familiar with its condition. Subtenant accepts the Subleased Premises in its “as is” condition, with all faults and flaws, and acknowledges that neither Sublandlord nor any of its agents has made any representations or warranties regarding the condition of the Subleased Premises or their suitability for Subtenant’s intended use. The Subleased Premises will be delivered to Subtenant on the Commencement Date with construction of improvements in the Premises under way by CPLEX. Sublandlord shall not be obligated to provide any monetary contribution to Subtenant to improve the Subleased Premises. Any alteration work necessary for Subtenant’s occupancy of the Subleased Premises will require the written consent of Sublandlord prior to the commencement of any work, which shall not be unreasonably withheld. Sublandlord shall provide consent for any improvements reasonably necessary for commercial cannabis permit and licensure of the types listed more fully described in Paragraph 9 of this Sublease.

4. MASTER LEASE. Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, all provisions of the Master Lease, a copy of which is attached hereto as Exhibit A, are hereby incorporated in this Sublease by reference with the same force and effect as if set forth at length herein, specifically excluding, however the following provisions of the Master Lease: Master Lease Paragraphs 1.1, 1.2(a), 1.2(b), 1.3, 1.4, 1.5, 1.6, 1.7, 1.10(a) and (b), 1.11, 2.1. 2.2, 2.4, 2.5, 3.1, 3.2, 4.1, 12, 15, 23, 25, 26, 31, 37 and 50, Guaranty of Lease, and Addendum to Lease Paragraphs 52, 53 and 54. Each reference in the incorporated provisions of the Master Lease to “Lessor” and “Lessee” shall be deemed to refer to Sublandlord and Subtenant, respectively. Subject to the foregoing, Subtenant assumes and agrees to perform each and every obligation and to comply with each and every covenant of Sublandlord, as Lessee, under the Master Lease, except as to payment obligations, which Sublandlord agrees to pay. Subtenant shall not commit, or permit to be committed, any act or omission which will violate any term or condition of this Sublease which is applicable to the Subleased Premises, and shall indemnify, defend, protect and hold Sublandlord harmless against any and all loss, cost, expense, liability, claim, judgment, demand or cause of action arising from any such violation committed or permitted to be committed by Subtenant (except to the extent caused by Sublandlord or arising from acts or omissions of third parties prior to delivery of the Subleased Premises to Subtenant), which indemnity obligation shall survive the termination of this Sublease.

The Master Lease includes express representations made by Master Lessor and describes Master Lessor’s duties in connection with the operation of the Subleased Premises.

5. TERM. The term of this Sublease shall be for a period of five (5) years (the “Term”), commencing May 1, 2018 (the “Commencement Date”). The Term shall expire five (5) years from the Commencement Date (the “Expiration Date”). Subtenant shall have the option to renew this Sublease for an additional period of two (2) years and eleven (11) months commencing upon the Expiration Date, which additional period shall terminate on March 30, 2026 (the Expiration Date of the Master Lease).

This Sublease shall terminate before the Expiration Date if: (1) either the City of Oakland or the State of California denies, suspends or revokes any license or permit for Subtenant’s cannabis activities; or (2) Subtenant conducts any cannabis activities, other than as set forth in Paragraph 9, on the Subleased Premises. Either party may enforce these termination provisions by providing notice to the other party. Subtenant shall have thirty (30) days from service of notice to cure, challenge, or accept termination. If Subtenant terminates this Sublease per this Paragraph 5, Sublandlord shall have the option to retain the Security Deposit, or any portion thereof, as more fully described in Paragraph 10 herein.

Sublandlord and Subtenant acknowledge that aspects of Subtenant’s business operations may be contrary to current federal law. In the event Sublandlord or Subtenant become the object of any enforcement action, or if any government agency requires Subtenant to cease operations permanently or indefinitely, Sublandlord or Subtenant may elect to terminate this Sublease before the Expiration Date and any extension thereof. This provision is not intended to trigger upon minor compliance violations, daily operational business matters, or other routine local and state compliance matters that are civil in nature.

6. EARLY ACCESS. NOT APPLICABLE.

7. MONTHLY RENT.

(a) Subtenant shall pay as monthly rent (the “Monthly Rent”) for the Subleased Premises, in advance on the first day of each month, commencing on the Commencement Date and continuing through the Expiration Date the following amounts for the following periods:

Period	Amount

5/1/18 – 4/30/19:	$56,250.00 NNN
5/1/19 – 4/30/20:	$58,500.00 NNN
5/1/20 – 4/30/21:	$60,840.00 NNN
5/1/21 – 4/30/22:	$63,273.60 NNN
5/1/22 – 4/30/23:	$65,804.54 NNN

Subtenant acknowledges and agrees this is a net Sublease, and the Monthly Rent set forth herein is intended to be payable to Sublandlord net of all costs and expenses billed to Sublandlord by Master Lessor. Monthly Rent shall be paid without deduction, offset, prior notice or demand, in lawful money of the United States of America. If the Term commences on a day other than the first (1st) day of a calendar month or ends on a day other than the last day of a calendar month, a prorated monthly installment shall be paid at the then current rate for the fractional month during which the Term commences and/or terminates. All Monthly Rent shall be paid to Sublandlord at Sublandlord’s Address for Notices specified in the Basic Sublease Information Addendum or at such other place as Sublandlord may from time to time designate in writing.

(b) At the time Subtenant delivers this signed Sublease to Sublandlord, Subtenant shall pay to Sublandlord the amount specified in the Basic Sublease Information Addendum for Monthly Rent due under the Sublease for the first (1st) month of the Term and the Security Deposit.

8. ADDITIONAL RENT FOR COMMON AREA OPERATING EXEPNSES.

(a) Beginning on the Commencement Date, within ten (10) days after receipt of an invoice therefor from time to time from Sublandlord, Subtenant shall pay to Sublandlord Subtenant’s Percentage Share of any and all Common Area Operating Expenses, as defined in the Master Lease, which are billed to Sublandlord, which Common Area Operating Expenses shall also include charges relating to security, alarms and monitoring for the entire premises or any portion thereof including but not limited to common areas, which are paid by Sublandlord. “Subtenant’s Percentage Share” means 31.25%, calculated taking 25,000 useable square feet of the Subleased Premises and dividing that number by 80,000 usable square feet of the Premises.

(b) The estimated Common Area Operating Expenses will be reconciled against actual amounts within sixty (60) days after Sublandlord receives the actual amounts, and the party owing the difference will pay it to the other party within twenty (20) days after reconciliation and such reconciliations shall be based upon the actual statements received by Sublandlord. Sublandlord will provide Subtenant with access to invoices and documentation of Common Area Operating Expenses to verify the accuracy of amounts charged to Subtenant. Subtenant’s Percentage Share of Common Area Operating Expenses payable under this Paragraph 8(b) shall be paid to Sublandlord at the same address for payment of Monthly Rent. If the Term ends on a date other than the last day of a calendar year, then Subtenant’s Percentage Share of Common Area Operating Expenses shall be prorated accordingly on the basis of a 365-day year. The reconciliation obligations set forth in this Paragraph 8(b) shall survive the expiration or termination of this Sublease.

(c) Within a reasonable time, and in compliance with local and state ordinances and regulations, Sublandlord shall engage an architect to remeasure the areas identified as useable square feet and rentable square feet. In the event the remeasurement is not completed prior to the mutual execution and delivery of the Lease, Sublandlord and Subtenant shall agree that the square footage stated in Paragraph 1.2(a) shall be used to identify the Premises to be subleased by Subtenant (the “Preliminary Premises”). Once the re-measurement is completed, the parties shall execute an amendment to this Sublease, and any amounts, percentages and figures appearing or referred to in this Sublease which are based upon the square footage of the Subleased Premises, (including, without limitation, the amount of the Monthly Rent, Subtenant’s Share of Common Area Operating Expenses) shall be modified in accordance with such determination, if necessary.

9. AGREED USE. Subtenant shall use the Subleased Premises only for the operation of a cannabis cultivation and manufacturing facility, including all activities related to California cannabis license types 1 through 6 as defined by California and effective on the Commencement Date of this Sublease. Subtenant will comply with applicable state and local law and may operate under temporary permits and licenses. Sublandlord and Subtenant acknowledge that aspects of Subtenant’s business operations may be contrary to current federal law. No other use is permitted, without first obtaining the consent in writing of Sublandlord.

10. SECURITY DEPOSIT; ADVANCE RENT.

(a) As security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant, Subtenant shall pay to Sublandlord, at the time Subtenant delivers to Sublandlord this signed Sublease, an amount equal to two (2) months of Monthly Rent, or $112,500.00 (the “Security Deposit”). Subtenant shall also pay the first three (3) months of Monthly Rent in advance, totaling $168,750.00, due upon the execution of this Sublease. If Subtenant defaults with respect to any provision of this Sublease, including, but not limited to, the provisions relating to the payment of Monthly Rent, Sublandlord may use, apply or retain all or any part of the Security Deposit for the payment of any rent and any other sum in default, or for the payment of any other amount which Sublandlord may spend or become obligated to spend by reason of Subtenant’s default. If any portion of the Security Deposit is so used or applied, Subtenant shall, within ten (10) business days after written demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount, and Subtenant’s failure to do so shall be a material breach of this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general funds, and Subtenant shall not be entitled to interest on the Security Deposit. Nothing herein shall be construed to limit the amount of damages recoverable by Sublandlord or any other remedy to the Security Deposit. Subtenant waives the protections of California Civil Code Section 1950.7 (which restricts application of a security deposit only to those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant, or to clean the Subleased Premises) and all similar laws now in force or subsequently adopted which restrict application of security deposits to specific purposes.

(b) The Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord as permitted by this Paragraph 10, shall be returned, without payment of interest or other increment for its use, to Subtenant, within thirty (30) days after the later of (i) the Expiration Date or earlier termination of the Term as provided herein, or (ii) the date on which Subtenant has vacated the Subleased Premises. Sublandlord’s return of the Security Deposit, or any part thereof, shall not be construed as an admission that Subtenant has performed all of their obligations under this Sublease. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. If Sublandlord disposes of its interest in the Subleased Premises, Sublandlord may deliver or credit the Security Deposit to Sublandlord’s successor in interest in the Subleased Premises and the transferring Sublandlord shall thereupon be relieved of further responsibility with respect to the Security Deposit, provided such successor in interest assumes all of Sublandlord’s obligations under this Sublease, and Subtenant shall look solely to the successor of Sublandlord for any claims therefor.

11. LATE CHARGE; INTEREST. If any Monthly Rent or Common Area Operating Expenses due hereunder is not received by Sublandlord when due and such failure continues for five (5) business days after the due date, Subtenant shall pay to Sublandlord a late charge equal to the greater of (a) $500 or (b) three percent (3%) of such overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Sublandlord will incur by reason of late payment by Subtenant. In addition, every payment due hereunder from Subtenant to Sublandlord which is not paid within five (5) business days of the due date shall bear interest at ten percent (10%) per annum (the “Interest Rate”) from the date that the same became due and payable until paid.

12. DEFAULT.

(a) Events of Default. In addition to any other event specified in this Sublease or the Master Lease as a “Default”, the occurrence of any one or more of the following events (“Events of Default”) shall constitute a breach of this Sublease by Subtenant: (i) failure by Subtenant to pay Monthly Rent or any other sum when and as the same becomes due and payable and the continuance of such failure for five (5) business days following the due date; or (ii) failure by Subtenant to perform or observe any other obligations of Subtenant hereunder (other than the payment of Monthly Rent or other sums due hereunder) which continues after written notice identifying such breach, and any cure period provided under the Master Lease.

(b) Sublandlord’s Remedies. If an Event of Default occurs, Sublandlord shall be entitled to exercise against Subtenant all of the rights and remedies afforded to Master Lessor in the Master Lease with respect to breaches of the Master Lease by Sublandlord and Subtenant shall indemnify, defend, protect and hold Sublandlord harmless from all damages resulting from the default and shall reimburse Sublandlord for all fees reasonably incurred by Sublandlord in fulfilling Subtenant’s obligations, together with interest on such fees at the Interest Rate. All applicable grace and cure periods set forth in the Master Lease shall be applicable to any Default event.

13. ASSIGNMENT AND SUBLETTING. Subtenant has no right to assign this Sublease or further sublease the Subleased Premises. Any attempt by Subtenant to assign this Sublease or further sublet the Subleased Premises shall be void and shall constitute an incurable Event of Default by Subtenant.

14. WAIVER OF LIABILITY. Sublandlord shall not be liable or responsible for, and Subtenant waives all claims against Sublandlord and its managers, members, principals, partners, officers, directors, agents and employees (collectively, the “Sublandlord Protected Parties”) with respect to or arising out of: any death of or injury to Subtenant or any other person, from any causes whatsoever (other than by reason of the gross negligence or willful misconduct of the Sublandlord Protected Parties); or for any loss of or damage to any property outside or within the Subleased Premises belonging to Subtenant or any other person, in each case occurring after the Commencement Date.

15. INDEMNITY. Subtenant shall indemnify, defend, protect and hold Sublandlord Protected Parties, Master Lessor and its respective agents and employees harmless and defend Sublandlord Protected Parties and Master Lessor, and its respective agents and employees from and against any and all losses, damages, claims, or liability for any damage to any property or injury, illness or death of any person occurring in or about the Subleased Premises arising after delivery of the Subleased Premises to Subtenant as a result of any acts or omissions of Subtenant arising at any time and from any cause whatsoever (other than (i) by reason of the gross negligence or willful misconduct of Sublandlord or its agents or employees or Master Lessor or its agents or employees, or (ii) arising from acts or omissions of third parties prior to delivery of the Subleased Premises to Subtenant) including, without limitation, claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with the removal, cleanup or abatement of any hazardous materials which may be in or about the Subleased Premises as a result of any act or omission of Subtenant, its employees, agents or contractors. The provisions of this Paragraph 15 shall survive the expiration or earlier termination of this Sublease.

16. INSURANCE.

(a) Liability Insurance. Subtenant, at its cost, shall maintain commercial general liability insurance, including contractual liability coverage insuring Subtenant’s indemnity obligations hereunder, with a minimum combined single limit of coverage of Two Million Dollars ($2,000,000.00) or, if required by Master Lessor, the limits required by the terms of the Master Lease, insuring against all liability of Subtenant, its agents, invitees, officers or employees arising out of or in connection with Subtenant’s use or occupancy of the Subleased Premises. The policy shall not eliminate cross-liability and shall contain a severability of interest clause.

(b) Subtenant’s Property Insurance. Subtenant, at its cost, shall maintain on all of its personal property in or about the Subleased Premises, a policy of standard fire and extended coverage insurance, with theft, vandalism and malicious mischief endorsements, for full replacement value. The proceeds from any such policy shall be used by Subtenant for the replacement of such personal property.

(c) Workers’ Compensation Insurance. Subtenant, at its cost, shall maintain workers’ compensation insurance as required by law.

(d) Insurance Criteria. All the insurance required under this Sublease shall: (i) be issued by insurance companies authorized to do business in the State in which the Premises are located and which are reasonably satisfactory to Sublandlord and Master Lessor; (ii) be issued as a primary policy and not “excess over” or contributory with any other applicable insurance in force for or on behalf of Sublandlord and/or Master Lessor; (iii) name Sublandlord and Master Lessor as additional insureds, except with respect to worker’s compensation insurance; and (iv) specifically include the liability assumed hereunder by Subtenant (provided, however, that the amount of such insurance shall not be construed to limit the liability of Subtenant hereunder). A certificate for each policy, together with evidence of payment of premiums, shall be deposited with Sublandlord at the commencement of the Term, and on renewal of the policy not less than twenty (20) days before expiration of the term of the policy.

17. LOADING DOCK. NOT APPLICABLE.

18. NOTICES. All notices or demands shall be in writing and shall be given by personal service, certified or registered mail (which shall be deemed delivered three (3) business days after mailing, postage prepaid) or delivered by a reputable overnight air courier service which provides written evidence of delivery (which shall be deemed to be given on the next business day after delivery to the subject air courier service, prepaid). Notices shall be addressed to the addresses for Sublandlord and Subtenant as specified in the Basic Sublease Information Addendum. Either party may change its address for notices or demands by written notice delivered as described herein. Subtenant shall promptly after receipt thereof send to Sublandlord copies of all notices Subtenant receives from Master Lessor. For purposes of Sublandlord’s response to any request by Subtenant, all time periods in the Master Lease within which Master Lessor is required to act or respond shall be extended by ten (10) business days.

19. DAMAGE AND DESTRUCTION, EMINENT DOMAIN AND RELOCATION. If the Master Lease confers upon Sublandlord or Master Lessor the right to terminate the Master Lease in the event of damage, destruction, eminent domain or similar circumstances or to exercise the right to relocate Sublandlord, the exercise by Sublandlord or Master Lessor of such termination or relocation right shall not constitute a default or breach by Sublandlord hereunder.

20. BROKERS. Sublandlord has contracted with McKinney Advisory Group, Inc., for a commission of two percent (2%) of the base rent for the original term of this Sublease. This commission shall be borne entirely by Sublandlord. Sublandlord and Subtenant each represents that it has dealt with no other brokers in connection with this Sublease and each party shall indemnify, defend, protect and hold the other harmless from and against any and all claims, costs or liability arising out of or relating to a breach by Sublandlord or Subtenant of these representations. The terms of this Paragraph 20 shall survive the expiration or earlier termination of this Sublease.

21. SIGNAGE. NOT APPLICABLE.

22. TIME PERIODS. Subject to Paragraph 7 above regarding the timing of payment of Monthly Rent, Subtenant shall perform all of its obligations hereunder at such times, by such dates or within such periods as shall be required to avoid any default under the Master Lease. In no event shall this Paragraph 22 extend or lessen the time, date or period by or within such Subtenant is required to perform except with respect to the time for payment of Monthly Rent which is governed by Paragraph 7.

23. NO RIGHT TO HOLDOVER. Subtenant may not holdover in the Subleased Premises after the Expiration Date. Subtenant shall indemnify, defend, protect and hold Sublandlord harmless from and against any and all claims, liabilities, actions, losses, damages (including, without limitation, direct, indirect, incidental and consequential) and expenses (including, without limitation, court costs and reasonable attorneys’ fees) asserted against or sustained by Sublandlord arising from or by reason of Subtenant’s continued occupancy of the Subleased Premises after the Expiration Date. The terms of this Paragraph 23 shall survive the termination of this Sublease.

24. SEVERABILITY. If any provision of this Sublease or any term, paragraph, sentence, clause, phrase or word appearing herein be judicially or administratively held invalid or unenforceable for any reason, such holding shall not be deemed to affect, alter, modify or impair in any manner any other provision, term, paragraph, sentence, clause, phrase or word appearing herein.

25. ENTIRE AGREEMENT. This Sublease and the exhibits attached hereto constitute the sole and exclusive agreement between the parties with respect to the Subleased Premises. No amendment, modification of or supplements of this Sublease shall be effective unless in writing and executed by Sublandlord and Subtenant.

26. SURVIVAL. All indemnities contained in this Sublease shall survive the expiration or termination hereof.

27. EXHIBITS.

(a) Exhibit A attached hereto is incorporated by reference.

(b) Exhibit B attached hereto is incorporated by reference.

28. COUNTERPARTS AND FACSIMILE SIGNATURES. This Sublease may be executed in counterparts which when taken together shall constitute one fully executed original. Electronic, Facsimile, and PDF signatures via e-mail on this Sublease shall be treated and have the same effect as original signatures.

IN WITNESS WHEREOF, this Sublease is executed as of the date of the Sublease set forth above.

SUBLANDLORD:	SUBTENANT:

CPLEX, LLC, a California limited liability company	SUNSET CONNECT OAKLAND, LLC, a California limited liability company

By:		By:

Name:	Scott Bonagofsky	Name:	Tom Gingerich

Title:	Chief Executive Officer and Manager of CPLEX, LLC	Title:	Chief Financial Officer
Sunset Connect Oakland, LLC
Co-Manager of Subtenant

CONSENT TO SUBLEASE

I hereby consent to this Sublease.

Kenneth W. Morris
Trustee under Revocable Trust Agreement dated April 10, 1986
Master Lessor

Scott Bonagofsky, Master Lessee

Robert Larabee, Master Lessee